Exhibit 10.12

AUTOIMMUNE INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR FEES

Each non-employee director receives an annual retainer of $10,000 plus a fee of $1,000 for each committee of which he is a member. In addition, members of the Board of Directors are reimbursed for expenses they incur in connection with attendance at Board and committee meetings.